Exhibit 99.1

ContraVir Initiates Phase 1/2a Clinical Study of CMX157
for Treating Chronic Hepatitis B Infection

Begins Screening Patients to Assess Safety and Tolerability
 of Multiple Ascending Doses of CMX157

Edison, NJ, March 21, 2016 — ContraVir Pharmaceuticals, Inc. (NASDAQ: CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, announced today that it has commenced screening healthy volunteers for enrollment into the Phase 1 portion of the Company’s Phase 1/2a multiple ascending dose clinical study of CMX157, ContraVir’s novel, highly potent lipid conjugate of tenofovir for treating hepatitis B virus (HBV) infection.  In order to facilitate enrollment, the study is being conducted by several leading academic medical centers in Thailand, a country in which the incidence of HBV is very high.

The Phase 1 portion of the study will enroll 50 healthy volunteers assigned to one of five sequential, ascending CMX157 dosing cohorts.  Participants will receive two weeks of a once-daily dose of either 5, 10, 25, 50 or 100 mg of CMX157 or placebo; eight per cohort receiving CMX157 and two per cohort receiving placebo. The objectives of the study are to evaluate the safety, tolerability and pharmacokinetic profile of CMX157.  Initiation of each higher dose cohort will proceed following review of the data from the previous cohort. An independent review will be conducted by a data safety and monitoring board (DSMB) between the 25 mg and 50 mg cohorts (the midpoint of the Phase 1 portion of the study).

Following this DSMB review, ContraVir will initiate the Phase 2a portion of the study in parallel with the continuing Phase 1 portion.  The Phase 2a will enroll 60 treatment-naïve patients with chronic HBV infection to compare CMX157 to tenofovir DF (TDF, marketed by Gilead Sciences as Viread®).  This portion of the study will also consist of a sequential dose escalation, with 10 patients per cohort receiving four weeks of a once-daily dose of either 5, 10, 25, 50 or 100 mg of CMX157, and two patients per cohort receiving 300 mg of TDF, the standard dose of Viread®.  As in the Phase 1 portion of the study, initiation of each higher dose cohort will follow review of the data from the previous cohort and there will be a DSMB review between the 25 mg and 50 mg CMX157 cohorts.

James Sapirstein, CEO of ContraVir, stated, “Our Phase 1/2a clinical trial of CMX157 will allow ContraVir to continue building the safety database for CMX157, which was shown to be safe and well tolerated in a completed Phase 1 study, as well as evaluate its antiviral activity compared to Viread at clearing HBV infection in our first head-to-head, proof-of-concept clinical study.  The high potency of CMX157 against HBV in vitro suggests its potential to provide better efficacy and improved safety at a lower dose than Viread®.  We expect the first healthy volunteer to be dosed in the current Phase 1 portion in the coming weeks, followed by initiation of the Phase 2a portion of the study in the second quarter 2016.”

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with two candidates in mid-to-late stage clinical development. ContraVir’s lead clinical drug, FV-100, is an orally available nucleoside analogue prodrug that is being developed for the treatment of herpes zoster, or shingles, which is currently in Phase 3 clinical development.  In addition to direct antiviral activity, FV-100 has demonstrated the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN) in a Phase 2 clinical study.  ContraVir is also developing CMX157, a highly potent analog of the successful antiviral drug tenofovir for the Hepatitis B virus.  CMX157’s novel structure results in decreased circulating levels of tenofovir, lowering systemic exposure and thereby reducing the potential for renal and bone side effects.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended June 30, 2015, and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Tiberend Strategic Advisors, Inc.

Josh Drumm (investors)

jdrumm@tiberend.com; (212) 375-2664

Claire Sojda (media)

csojda@tiberend.com; (212) 375-2686